UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 6, 2024

TORRID HOLDINGS INC.
(Exact name of registrant as specified in its charter)

Delaware	001-40571	84-3517567
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
18501 East San Jose Avenue
City of Industry, California 91748
(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code: (626) 667-1002

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01	CURV	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Retirement of Mark Mizicko as Executive Vice President and Chief Commercial Officer
On June 12, 2024, Torrid Holdings Inc. (the “Company”) issued a press release announcing that on June 6, 2024, Executive Vice President and Chief Commercial Officer, Mr. Mark Mizicko notified the Board of Directors of his intent to retire from his position at the Company effective as of June 14, 2024. The Company and Mr. Mizicko entered into a consulting agreement effective June 17, 2024 pursuant to which Mr. Mizicko will serve as a consultant for the Company on various projects. Pursuant to the terms of the consulting agreement, Mr. Mizicko will be paid an hourly rate of $450 per hour. The term of the consulting agreement will automatically continue on a month-to-month basis until terminated by either party upon 15 days’ prior written notice (or a shorter time period if mutually agreed to by the parties).
Appointment of Chief Operating Officer
On June 12, 2024, the Company announced that Mr. Hyon Park, age 51, was appointed Chief Operating Officer of the Company effective as of June 6, 2024 (the “Effective Date”).
Mr. Park joined the Company as Executive Vice President, Chief Technology Officer in August 2022. Before joining the Company, Mr. Park had extensive experience in the retail sector, most recently at Belk Inc. (“Belk”), where he served as Executive Vice President, Chief Information Officer from 2016 until 2022. Prior to Belk, Mr. Park held various leadership positions at Tailored Brands Inc., including Executive Vice President and Chief Information Officer from 2015 to 2016 and Senior Vice President and Chief Information Officer from 2011 to 2015. Prior to his time at Tailored Brands Inc., Mr. Park held various roles with The Gymboree Corporation and served as a consultant with Answerthink Consulting Group and IBM Global Services. Mr. Park received a B.S. in Electrical Engineering from the University of Pennsylvania.
In his role as the Chief Operating Officer of the Company, Mr. Park will be eligible to receive the following: (i) an initial annual base salary of $700,000, less required deductions and withholdings, (ii) an annual cash bonus with a target opportunity equal to 80% of his base salary, less required deductions and withholdings; provided, that Mr. Park’s annual bonus in respect of fiscal year 2024 will be paid based on target achievement and prorated for his service during the 2023 fiscal year, and (iii) an additional equity award in respect of fiscal year 2024, granted under the Company’s 2021 Long-Term Incentive Plan, as it may be amended from time to time (the “LTIP”), as described in further detail below.
On the first trading date of the month following the Effective Date, Mr. Park will be granted an equity award under the LTIP with an approximate value equal to $150,000, calculated based on the fair market value of the Company’s common stock as of the applicable grant date. Such award will be granted as follows: (i) 40% in the form of time-based restricted stock units and, (ii) 60% in the form of time-based stock options, with a per share exercise price of each such stock option to be equal to the per share fair market value of the Company’s common stock as of the applicable grant date. Such award will be subject to the terms and conditions of the LTIP and the applicable award agreements.
The Company has also entered into an indemnification agreement with Mr. Park which is in substantially the same form as the indemnification agreement for the other officers of the Company that was filed as Exhibit 10.22 to the Company’s Registration Statement on Form S-1/A, filed with the SEC on June 30, 2021. Mr. Park is not a party to any arrangement or understanding regarding his selection as an officer. There are no family relationships between Mr. Park and any director or executive officer of the Company. Mr. Park is not a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 7.01 Regulation FD Disclosure.
On June 12, 2024, the Company issued a press release in connection with the above.
A copy of this press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K. The information provided pursuant to this Item 7.01, including Exhibit 99.1 attached hereto, is being furnished and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, shall it be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in any such filing.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Exhibit Description
99.1	Press Release dated June 12, 2024, announcing Certain Officer Changes
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
TORRID HOLDINGS INC.
By:    /s/ Bridgett C. Zeterberg
Name:    Bridgett C. Zeterberg
Title:    Chief Human Resources Officer, Chief Legal Officer and Corporate Secretary
Date: June 12, 2024